Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

2 Year Digital Upside Reset Buffer Securities Linked to the Worst Of AMZN, BSX and NVDA

Preliminary Terms
This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Amazon.com, Inc. (ticker: "AMZN"), Boston Scientific Corporation (ticker: "BSX") and NVIDIA Corporation (ticker: "NVDA")
Pricing date:	June 4, 2020
Valuation date:	June 6, 2022
Maturity date:	June 9, 2022
Digital return amount:	At least 30%* of the stated principal amount
Reset participation return amount:	$1,000 × reset participation return of the worst performer × reset participation rate
Reset participation rate:	125%
Upside reset value:	For each underlying, 80.00% of its initial underlying value
Equity ratio:	For each underlying, the stated principal amount *divided by* its initial underlying value
Buffer percentage:	20.00%
Cash buffer:	$200.00 in cash per security (equal to the stated principal amount *multiplied by* the buffer percentage)
CUSIP / ISIN:	17324XZJ2 / US17324XZJ26
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying: (Final underlying value - initial underlying value) / initial underlying value
Reset participation return:	For each underlying: (Final underlying value – upside reset value) / initial underlying value
Upside reset event:	An upside reset event will occur if, on any scheduled trading day during the observation period, the closing value of any underlying is less than its upside reset value
Observation period:	The period from but excluding the pricing date to and including the valuation date
Worst performer:	The underlying with the lowest underlying return

Payment at maturity:	• If the final underlying value of the worst performer is greater than or equal to its upside reset value and
	  • an upside reset event has not occurred: $1,000 + digital return amount
	  • an upside reset event has occurred: $1,000 + reset participation return amount
	• If the final underlying value of the worst performer is less than its upside reset value:
	  a fixed number of underlying shares of the worst performer equal to its equity ratio + the cash buffer
	If the final underlying value of the worst performer is less than its upside reset value, you will receive underlying shares of the worst performer and a cash buffer at maturity that together will be worth less than the stated principal amount of your securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Pricing Supplement:	[Preliminary Pricing Supplement dated June 1, 2020]

* The actual digital return amount will be determined on the pricing date.
** The payout diagrams assume that the digital return amount will be set at the lowest value indicated in this offering summary. Additionally, in the event that underlying shares of the worst performer are delivered at maturity, Payout Diagram B illustrates their value based on their final underlying value.

Hypothetical Payment at Maturity**

Payout Diagram A: An Upside Reset Event Has Not Occurred



Payment at Maturity per Security
$2,000
$1,750
$1,500
$1,300
$1,250
$1,000
$750
$500
$250
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
30%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying

Payout Diagram B: An Upside Reset Event Has Occurred



Payment at Maturity per Security
$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying

Selected Risk Considerations • You may lose a significant portion of your investment. If the final underlying value of the worst performer is less than its upside reset value , you will not be repaid the stated principal amount of your securities at maturity but, instead, will receive underlying shares of the worst performer and a cash buffer that together will be worth less than your initial investment. • The securities do not pay interest. • Your potential return on the securities may be limited. If an upside reset event does not occur, your potential return on the securities at maturity will be limited to the digital return. • Your potential to receive the digital return may terminate on any scheduled trading day during the observation period. You will receive the digital return amount only if an upside reset event does not occur. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.